PATENT LICENSE AGREEMENT

THIS AGREEMENT OF THE LICENSE OF INTELLECTUAL PROPERTY (the “Agreement”) as described by US Patent Number: PCT/US11/39860, is entered into on the 10thth day of May, 2016 (the “Effective Date”), by and between:

Oasis Medical Solutions, a sole proprietorship organized and existing under the laws of the State of California (hereinafter referred to as the "Licensor"); and

Kelvin Medical, Inc. a corporation organized and existing under the laws of the State of Nevada (hereinafter referred to as the “Licensee”).

Background. Licensor desires to grant to Licensee and Licensee desires to accept an exclusive license of the Patent for the building of, and use of, machines incorporating the Patent’s technology under the terms and conditions described below.

NOW, THEREFORE, in consideration of mutual promises, covenants and undertakings contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

RECITALS

WHEREAS, LICENSOR has acquired and is the proprietary owner of certain rights, titles and interest in and to technology and information which it owns, or lawfully possesses for itself or holds valid licenses from others, which it considers highly proprietary (the "CONFIDENTIAL INFORMATION") regarding certain technology, and has developed and is the proprietary owner of certain patented processes along with certain rights, titles and interests in and to the technology and information which it owns, or lawfully possesses; and

WHEREAS, LICENSOR is the holder, via assignment from the inventor, William R. Mandel of the U.S. Patent Number: PCT/US11/39860 on “APPARATUS FOR THERAPEUTIC COOLING AND WARMING OF A BODY PORTION OF A HUMAN OR MAMMAL” (the “Patent,” “Medical Device”) that, among other things, warms and cools portions of the human or mammal body”; and

WHEREAS, Licensor hereby grants to Licensee the exclusive right and license (the “License”) to manufacture, build, use, lease and/or sell incorporating any or all of the Patent technology (“Machines”), subject to the following and the other terms and conditions of this Agreement:

1.           Limitation on Transfer.

(a)
The License and other rights and obligations granted herein may not be transferred, in whole or in part, by Licensee without the prior written permission of Licensor. Each permitted transfer of the License is expressly conditioned upon the transferee entering into a License Agreement with Licensor in a form acceptable to Licensor.

(b)           The Licensee has no right to grant a sublicense under this Agreement.
(c)	Exclusive, Non-Territorial License. The License granted herein shall be exclusive and shall extend throughout the United States and internationally.

2.           Ownership.

Licensee agrees that the ownership of the Patent and the goodwill relating thereto, and any associated improvements, whether developed by Licensor or Licensee, or both parties jointly, shall remain vested in Licensor both during the Term of this Agreement and thereafter, and Licensee further agrees never to challenge, contest or question the validity of Licensor’s ownership of the Patent or any associated registrations therewith. It is acknowledged and agreed that the Patent is protected by United States Patent Law and International Treaty provisions, as well as other intellectual property laws and treaties, to which the Licensee will comply. Licensee agrees to inform Licensor of any potential infringements of the Patent which come to Licensee’s attention and furthermore will defend the integrity of the patent to the best of the Licensee’s ability. Licensor warrants to the Licensee to maintain the Patent through necessary reporting and by making monetary payments as needed throughout the term of this agreement.

3.           License Fees. As consideration for the exclusive License granted, Licensee shall pay to Licensor the following fees (the “License Fees”):

(a)           an ongoing maintenance fee of $500 per month plus an additional annual fee of $1000.
(b)	royalty fees of 6% per Machine sold or leased under this License, payable within thirty (30) days of agreement reached with the customer/lessee. Payments can be grouped on a monthly occurring basis.
(c)	this License shall be considered null and void if production is not obtained within a 5-year period of the date stated above and the License, and all rights thereunder, will return to the Licensor.

Upon the written request of Licensor, Licensor shall have the right to audit the books and records of Licensee to determine the accuracy of the License Fee payments. Licensee shall promptly pay to Licensor the amount of any underpayment, if any, owed to Licensor as shown by the audit report (or by any other relevant information presented by Licensor). The cost of any audit shall be borne by Licensor, but if any such audit shows a discrepancy of at least five percent (5%) in an amount underpaid to Licensor (for any reason), Licensee shall reimburse Licensor for all costs and expenses of such audit in addition to paying Licensor the underpaid amount.

4.           Term. The term of this Agreement shall be for 15 years, but will not extend beyond the full term of the Patent. Within a year from the ending of the patent term, parties may negotiate an ongoing arrangement. Upon expiration or termination of this Agreement, the License rights of Licensee hereunder shall terminate and cease, Licensee shall cease all manufacturing activity utilizing the Patent, Licensee shall not be permitted to use, sell or lease any Machines in its possession without written permission from Licensor and payment in advance of the applicable License Fees, and all License Fees and other amounts due hereunder shall become immediately due and payable to Licensor. Expiration or termination of the Agreement shall not relieve Licensee of its obligations to account for, and make payments to, Licensor of all amounts owed under this Agreement.

5.           Default and Termination.

(a)	Licensor may terminate this Agreement at any time upon written notice to Licensee in the event that:
(i) Licensee fails to make any payment of money owed to Licensor for a period of ten (10) days after written notice of such failure from Licensor; or
(ii) Licensee defaults on any other material obligation under this Agreement, and such default is not fully cured within sixty (60) days after Licensor gives written notice of such default to Licensee.
(b) In the event that Licensor breaches or violates any term of this Agreement or there is any defect or other problem with the Patent or Machines, and Licensor fails to cure such breach or problem within sixty (60) days of written notice thereof from Licensee, then Licensee may terminate this Agreement upon written notice to Licensor.

6.           Confidential Information. Prior to and during the course of performing under this Agreement, Licensee may acquire, receive or discover, confidential or proprietary information concerning the Patent, Licensor, the Machines or other equipment employing the Patent technology, and other associated products, including, without limitation, marketing and business data, plans, methods, know-how, technical and cost information, client/customer lists, financial information, statements and data, trade secrets and proprietary rights related thereto, including intellectual property rights, and all information not readily known to the public and protected as confidential (collectively, “Confidential Information”). Licensee agrees to treat all Confidential Information as strictly confidential and not to disclose any Confidential Information to any third party without the prior written consent of Licensor, unless otherwise required by law. If Licensee is required by law to disclose any Confidential Information, Licensee shall, prior to such disclosure, first notify Licensor in writing of the disclosure requirement, the particular Confidential Information Licensee intends to disclose, the intended recipient and the intended date of disclosure, which shall not be less than twenty (20) days from the date of such written notice.

7.           Remedies. Without prejudice to the rights and remedies otherwise available to Licensor and/or Licensee, it is understood and agreed that money damages would not be a sufficient remedy for breach of the terms and conditions of this Agreement, and that the non-breaching party shall be entitled to equitable relief by way of preliminary and/or permanent injunction or specific performance if a party breaches or threatens to breach any of the provisions of this Agreement. If any provision of this Agreement is determined to be unreasonable and unenforceable, such provision shall be deemed to be modified only to the extent necessary to make it reasonable and enforceable.

8.           No Warranty. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT, THE CONFIDENTIAL INFORMATION, THE LICENSE, THE PATENT, THE ORIGINALITY THEREOF OR WHETHER THE PATENT INFRINGES ON ANY OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY, INCLUDING, BUT NOT LIMITED TO, ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION. IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY DAMAGES WHATSOEVER, WHETHER FORESEEABLE OR NOT (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR ANY OTHER PECUNIARY LOSS, OR CONSEQUENTIAL OR SPECIAL DAMAGES), ARISING OUT OF THE USE OR PERFORMANCE, OR INABILITY TO USE, THE PATENT, THE LICENSE OR THE MACHINES OR ANY DAMAGES OR SETTLEMENT PAYMENTS REQUIRED OR MADE BY LICENSEE ARISING FROM THE USE OF THE PATENT, EVEN IF  LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL LICENSOR’S LIABILITY HEREUNDER, FOR ANY REASON, EXCEED THE TOTAL FEES PAID BY LICENSEE TO LICENSOR HEREUNDER DURING THE PRIOR TWELVE (12) MONTH PERIOD.

9.           Inspection. Throughout the term of this Agreement, Licensee shall permit Licensor, upon reasonable prior notice, full and free access to all premises of Licensee to inspect the Machine(s) and Licensee’s manufacturing thereof, and to ensure compliance with the terms and conditions of this Agreement.

10.           Indemnity. Licensee hereby assumes all responsibility for and agrees to indemnify, defend and hold harmless Licensor from and against any and all damages, losses, claims, suits or other expenses whatsoever arising out of Licensee’s promotion, advertising, manufacturing, assembly, use, lease or sale of goods, machinery, equipment and/or services under the Patent, under this License, or incorporating any Patent technology, including (without limitation) Licensor’s reasonable attorneys’ fees.

10.1           Approval of Manufacturer.  Licensor reserves the right to approve the manufacturer prior to the start of any manufacture or servicing under the Patent.

11.           Miscellaneous.

11.1 This Agreement constitutes the entire understanding between the parties, and no modifications or alterations thereof shall be effective unless in writing and duly executed by both Licensor and Licensee. Section headings are for ease of reference only, shall not be considered part of this Agreement and shall not limit or define the meaning of any provision. As used herein, the word “including” is intended to be exemplary and inclusive of the word or phrase it modifies, and not exclusive or limiting.

11.2   This Agreement shall be construed in accordance with the laws of the state of California, notwithstanding any conflict of laws or rules. Both Licensor and Licensee agree that any litigation arising under, out of, or related to this Agreement shall be brought exclusively in the state or federal courts having jurisdiction in Nevada County, California, by non-jury trial. The Licensee recognizes that immediate and irreparable damage will result to Licensor if the Licensee breaches any of the terms and conditions in this Agreement, and, accordingly, the Licensee hereby consent to the entry by any court of competent jurisdiction of any injunction or court order (both preliminarily and/or permanent) to restrain any such breach, in addition to any other remedies or claims for money damages which Licensor may seek. Any costs or expenses, including (without limitation) reasonable attorneys’ fees, incurred by Licensor to enforce this Agreement shall be paid to Licensor by Licensee.

11.3 This Agreement may be executed in any number of identical counterparts, and each such counterpart may be deemed a duplicate original hereof. This Agreement shall be binding upon and shall inure to the benefit of the successors, permitted assigns and legal representatives of Licensor and Licensee.

11.4 Except as may be otherwise provided, all notices and other communications required or permitted to be given pursuant hereto shall be in writing and shall be valid and sufficient if dispatched by hand delivery or by Registered or Certified Mail, postage prepaid, and addressed to the party at the address set forth on the first page of this Agreement, or at such new address as may hereinafter be provided in writing.

11.5 This Agreement does not create a partnership, agency, joint venture, employment or any other relationship other than a license. Neither Licensee nor Licensor is, and neither Licensee nor Licensor shall hold itself out as, an agent, legal representative, partner, subsidiary, joint venture, employee, franchiser or franchisee of the other.

11.6 Neither the execution and delivery by the Licensor of this Agreement nor the consummation by the Licensor of the transactions contemplated hereby will (a) violate any provision of the Articles of Kelvin Medical, Inc. (b) conflict with or violate any statute, law, regulation, rule, order, judgment or decree of any court or Governmental Authority binding upon or applicable to the Licensor. The Licensor is not a party to, nor is it bound by, and is not subject to, any agreement or commitment that prohibits the execution and delivery by the Licensee of this Agreement or the consummation of the transactions contemplated hereby.

11.7 No action, suit, audit, or to the best knowledge of the Licensor no proceeding or investigation, by or before any court or governmental or other regulatory or administrative agency or commission is currently pending or, to the Best Knowledge of the Licensor threatened, against, involving or arising in connection with the Licensor’s Patent or that questions or challenges the validity of this Agreement or any action taken or to be taken by the Licensor pursuant to this Agreement.

11.8 The Licensee has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action required by law, the Licensee’s Articles of Incorporation, or otherwise to be taken by the Licensee to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

11.9 Neither the execution and delivery by the Licensee of this Agreement nor the consummation by the Licensee of the transactions contemplated hereby, will (a) violate any provisions of the Articles of Incorporation of the Licensee; (b) conflict with or violate any statute, law, regulation, rule, order, judgment or decree of any court or Governmental Authority binding upon or applicable to the Licensee or by which the property or assets of the Licensee are bound or affected.

12.           Protection of the Licensor’s Rights.  Licensee shall promptly inform Licensor in writing of any act of infringement, unauthorized use, piracy or misappropriation of, or breach of any confidentiality agreement pertaining to, or in any way affecting, the Licensed Property, or any Enhancements thereto, that is discovered by Licensee or is otherwise brought to its attention. Each party shall promptly inform the other party in writing of any notice of claim or action, or any threatened claim or action, against either party by any third person arising out of in any way related to the Licensed Patent

13.           Notices.  All notices, request, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) on the date of delivery when delivered by hand; (ii) on the date of transmission when sent by facsimile transmission during normal business hours with telephone confirmation of receipt; (iii) on the next business day after transmission when sent by facsimile transmission after normal business hours; (iv) two (2) days after dispatch when sent by a reputable courier service that maintains records of receipt or (v) five (5) days after dispatch when sent by registered mail, postage prepaid, return=receipt requested; provided that, in any such case, such communication is addressed provided below:

If to Licensor:

Oasis Medical Solutions
10930 Skyranch Place
Nevada City, California 95959

And if to Licensee:

Kelvin Medical, Inc.
Post Office Box 1925
Nevada City, California 95959

Or to such other address as any party shall have designated by notice in the foregoing manner to the other parties.

14.           Compliance with Laws. In connection with the License granted herein and the consummation of the transactions contemplated hereby and the performance by a party of its obligations hereunder, each of the Licensor and the Licensee shall comply with all applicable laws, requirements, rules, regulations and standards of Governmental Authorities of any pertinent jurisdiction so that neither of the parties shall be subject to any fines or penalties; or violate any laws or regulations affecting the lease, license and sale of the Patents contemplated herein.

15.           Authority to Contract and Perform. Both Licensor and Licensee represents that they each respectively have full right and authority to enter into this Agreement and to perform its obligations and that it has not made and will not make any contract or commitment contrary to the terms of this Agreement.

16.           Ethics and Compliance with Law. Both Licensor and Licensee covenant each with the other, that they will maintain the highest ethical business standards and avoid and refrain from being involved in any activities which may in any manner disparage the Licensor’s or Licensee’s Products.  Furthermore, in the conduct of its business, both Licensor and Licensee will comply with all applicable Federal, State and local laws, rules and regulations.

17.           Binding Effect. This Agreement binds and insures the benefit of the parties hereto, their respective heirs, representatives, successors or assigns.

18.           Waiver. Neither modification of this Agreement nor any waiver of any term or condition hereof shall be effective unless it is in writing and signed by the parties hereto.  If either party fails to meet the requirements of any term of this Agreement or waives any breach hereunder, that failure or waiver will neither prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

19.           Partial Invalidity. In the event of the determination that any terms, covenant or condition of this Agreement is of no force or effect, the remaining terms, conditions or covenants contained herein shall not be affected thereby, and the obligations of the parties hereto with respect to the performance of the remaining terms, covenants and conditions shall continue in full force and effect.

20.           Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.           Amendment. This Agreement may only be modified, supplemented or amended by a written instrument executed by the parties to it.

22.           Conditions Precedent. Each and every provision of this Agreement shall be contingent and become effective only upon the execution and delivery of the Intellectual Property hereinabove described.

23.           Cooperation.  Each party shall cooperate reasonably with the other in preparing and filing all notices, applications, reports and other instruments and documents which are required by any statute, rule, regulation or order of any Governmental Authority in connection with the transactions contemplated by this Agreement, including the Private Label of the licensed Product with the FDA.

23.1 Licensee agrees not to use or exploit Licensor’s Patent in a manner that can be reasonably foreseen to bring it into disrepute or materially diminish the value of exploiting such Patent in connection with the marketing, promotion, distribution, sale, licensing or use of the Patent.

IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement on the date first written above.

OASIS MEDICAL SOLUTIONS (Licensor):

/s/Margaret V. Austin
______________________________
Margaret V. Austin Ph.D.
Owner of Oasis Medical Solutions

KELVIN MEDICAL, INC. (Licensee):

/s/William R. Mandel
______________________________
William R. Mandel
President